EXHIBIT 10.11
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of November 9, 2009 (the “Effective Date”), between An Fengbin (“Executive”) and Andatee China Marine Fuel Services Corporation, a Delaware corporation (“Employer”).

In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           EMPLOYMENT OF EXECUTIVE.

Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.           EMPLOYMENT PERIOD; EMPLOYMENT YEAR.

2.1           EMPLOYMENT PERIOD.  Subject to earlier termination as provided in Section 5, the term of Executive’s employment under this Agreement shall commence as of the date hereof and shall continue until November 9, 2014 (the “Initial Employment Period”).  Unless either party gives notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Employment Period or any extension thereof, the term of this Agreement shall be extended for an additional one (1) year period beyond the end of the Initial Employment Period, or the end of any extension thereof, as the case may be (the Initial Employment Period and any extension thereof is hereafter referred to as the “Employment Period”).

2.2           EMPLOYMENT YEAR.  Each 12-month period ending on December 31 shall be hereinafter considered an “Employment Year”.

3.           DUTIES AND RESPONSIBILITIES; PLACE OF PERFORMANCE.

3.1           DUTIES AND RESPONSIBILITIES.  During the Employment Period, Executive shall have the titles of Chairman of the Board, Chief Executive Officer and President of the Employer.  Executive shall devote substantially all of his business time to the Employer.  Executive shall be responsible for the affairs of the Employer and its subsidiaries in pursuit of the Employer’s business.  Executive shall perform such duties, consistent with his status as Chairman of the Board, President and Chief Executive Officer of Employer, as he may be assigned from time to time by Employer’s Board of Directors (the “Board”).

3.2           PLACE OF PERFORMANCE.  In connection with his employment during the Employment Period, the Executive shall be based at the Employer’s current principal offices in and around the City of Dalian, People’s Republic of China or such other principal offices as may be established in the future by the Board.  Executive shall travel to such principal office, as necessary, from his home at the expense of the Executive.

4.           COMPENSATION AND RELATED MATTERS.

    4.1               BASE SALARY.  Employer shall pay to Executive a base salary at the rate of US$120,000 per annum (equivalent of RMB based on the prevailing currency exchange rate), subject to increase at the discretion of the Board (the initial base salary, including any Board approved increase thereof, the “Base Salary”), payable in accordance with applicable rules and regulations in the US and/or the People’s Republic of China. Following the first anniversary of this Agreement, the Executive’s salary will be reviewed and increased as determined in the sole discretion of the Board of Directors, upon recommendations of the Board’s Compensation Committee (the “Compensation Committee”). The Compensation Committee will consider increases in Executive’s Base Salary no less frequently than annually, and, when reviewed and approved by the Board, any such increase shall become the new Base Salary under this Agreement.

 4.2           ANNUAL BONUS.   As additional compensation, the Executive shall be  entitled to receive a bonus (“Bonus”) for each fiscal year during the initial and renewal terms of Executive’s employment with the Company in the amount of at least One Half of One percent (0.5%) of Earnings Before Income Taxes of the Company earned during the fiscal year for which the Bonus for that period is determined, as well as any additional compensation, which the Board may determine appropriate for Executive, upon the Compensation Committee’s recommendations. The date of payment for such Bonus will made in accordance with the Company’s customary payroll practices following the end of the fiscal year in which said Bonus was earned.  Notwithstanding the foregoing, all payment of Bonus compensation will be made in compliance with Section 409A of the Internal Revenue Code.

4.3           OTHER BENEFITS.  During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter generally provided by Employer to Employer’s senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of Employer.  Employer shall provide short-term and long-term disability insurance for Executive.  Executive’s Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive’s benefits under any such plan or program shall be fixed and determined.

4.4           EXPENSE REIMBURSEMENT.  Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer’s procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

4.5           VACATION.  Executive shall be entitled to paid vacation for each Employment Year during the Employment Period, in accordance with the Employer’s vacation policy as in effect from time to time.  The Executive shall also be entitled to paid holidays and personal days in accordance with the Employer’s practice with respect to same as in effect from time to time.

4.6           EQUITY INCENTIVE.  In order to provide further incentive to Executive and align the interests of Executive with those of the stockholders of Employer, Employer may, from time to time, consistent with the terms and provisions of the Employer’s equity incentive plan(s) then in effect, grant to Executive equity incentives consisting of shares of Common Stock and other similar compensation, as may be determined by the Compensation Committee and approved by the Board.

5.           TERMINATION OF EMPLOYMENT PERIOD.

5.1           TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION BY EXECUTIVE.  Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below).  Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from the Employer and terminate the Employment Period.  A termination under this section shall be effective immediately.

5.2           BY EMPLOYER FOR CAUSE.  Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for “Cause” (as defined below) effective immediately, except as otherwise provided below.  The notice shall set forth in reasonable detail the basis for such termination.  In the event that it is possible for the Executive to cure or correct the circumstances set forth in the notice, the termination shall not be effective until the date that is thirty (30) days following the date on which such notice is given and the circumstances set forth in the notice shall not constitute “Cause” if within 30 days of such notice, Executive cures or corrects such circumstances.  The Employer shall have “Cause” to terminate the Executive’s employment hereunder upon the Executive’s:

(a)           fraud, embezzlement, or any other illegal act committed intentionally by the Executive in connection with the Executive’s duties as an executive of the Employer or any subsidiary or affiliate of the Employer which causes or may reasonably be expected to cause substantial economic injury to the Employer or any subsidiary or affiliate of the Employer;

(b)           conviction of any felony which causes or may reasonably be expected to cause substantial economic injury to the Employer or any subsidiary or affiliate of the Employer; or

(c)           willful or grossly negligent commission of any other act or failure to act which causes or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of the Employer or any subsidiary or affiliate of the Employer, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.  An act or failure to act on the part of Executive shall be considered “willful” if done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of Employer.

5.3           BY EXECUTIVE FOR GOOD REASON.  Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for “Good Reason” (as defined below) effective immediately.  For the purposes hereof, “Good Reason” means any of the following without Executive’s consent: (a) subject to Section 3 above, a material and adverse change in the nature and scope of Executive’s authority and duties from those exercised or performed by Executive immediately after the Effective Date; or (b) a material breach of this Agreement by Employer (including, but not limited to, failure to pay any amount due to Executive when due, diminution of Executive’s duties and responsibilities or a change in Executive’s place of performance);  provided, however, that the circumstances set forth in this Section 5.3(A) and (B) will not be Good Reason if within 30 days of notice by the Executive to the Employer, Employer cures such circumstances.

5.4           DISABILITY.  During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for over 180 consecutive days during any period of 12 consecutive months (each a “Disability Period”), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the “Disability”) and Employer, by written notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period.  The existence of the Disability shall be determined by a reputable physician licensed to practice medicine in the United States.  The parties shall attempt to agree on such a physician.  In the event that the parties are unable to so agree, such physician shall be selected by an arbitrator provided by the American Arbitration Association in New York, New York.  Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

5.5           DEATH.  The Employment Period shall end on the date of Executive’s death.

6.           TERMINATION COMPENSATION.

6.1           TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE.  If the Employment Period is terminated by Employer without Cause or by Executive for Good Reason, Employer will pay to Executive a lump sum payment equal to eighteen (18) months of Executive’s then Base Salary. Employer shall also continue to provide the Executive with all employee benefits and perquisites which he was participating in or receiving at the effective date of termination (or if greater, at the end of the prior year) for two years.  If such benefits cannot be provided under the Employer’s programs, such benefits and perquisites will be provided on a tax effective basis on an individual basis to the Executive.

6.2           TERMINATION BY REASON OF DEATH.  If the Employment Period is terminated by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive’s estate, semi-monthly, his current Base Salary for a period of up to one year from the date of termination or the expiration of the Employment Agreement if earlier than the anniversary date, as well as pro rata allocation of any bonus based on the days of service during the year of death, and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

6.3           CERTAIN OTHER TERMINATIONS.  If the Employment Period is terminated by Employer pursuant to the provisions of Sections 5.2 or 5.4, Employer shall pay to Executive, within thirty (30) days of the effective date of termination, Base Salary through the date of termination.

6.4           NO OTHER TERMINATION COMPENSATION.  Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

6.5           MITIGATION OF DAMAGES.  In the event of any termination of the Executive’s employment by the Employer, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the company to the Executive under this Agreement.  The Employer’s obligations hereunder and the Executive’s rights to payment shall not be subject to any right of set-off, counterclaim or other deduction by the Employer not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

7.           PROFESSIONAL LIABILITY INSURANCE; INDEMNIFICATION.

7.1           INSURANCE.  The Employer will provide coverage for Executive under the Employer’s director and officer liability insurance policy.

7.2           INDEMNIFICATION.  The Employer shall, to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, “Claims”) made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary.

8.           CONFIDENTIALITY.

Unless otherwise required by law or judicial process, Executive shall retain in confidence during the Employment Period and after termination of Executive’s employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning Employer and its businesses.  The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement.

9.           NON-COMPETITION

9.1           NON-COMPETITION. During the Employment Period and for twelve (12) months thereafter (the “Non-Compete Period”), Executive agrees that, without the prior written consent of the Employer, it (A) will not, directly or indirectly, in the United States, the People’s Republic of China or anywhere else in the world, hold any Position (as defined below) or  manage, control, participate in, consult with, render services for, or in any manner engage in by the entity which is in competition with any Business of the Employer (as defined below), and (B) will not, on its own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Employer at any time during the twelve (12) months immediately preceding such solicitation.

The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Employer to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by allowing Executive to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Employer is unable to restrict Executive from providing valuable information to such competing company to the harm of the Employer.

The term “Business of the Employer” shall mean the production, storage, distribution, trading and bunkering of blended marine fuel oil for cargo vessels and fishing boats.

A business shall be deemed to be in competition with the Employer if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Employer as a material part of the Business of the Employer within the same geographic area in which the Employer effects such purchases, sales or dealings or renders such services.

Executive and the Employer agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Executive agrees that any breach of the covenants contained herein would irreparably injure the Employer and, accordingly, agrees that the Employer may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

10.           NONSOLICITATION.

During the Non-Compete Period, Executive shall not directly or indirectly solicit to enter into the employ of any other Entity, or hire, any of the employees of the Employer (or individuals who were employees of the Employer within six months of termination of the Non-Compete Period).  During the Non-Compete Period, Executive shall not, directly or indirectly, solicit, hire or take away or attempt to solicit, hire or take away (i) any customer or client of the Employer or (ii) any former customer or client (that is, any customer or client who ceased to do business with the Employer during the one (1) year immediately preceding such date) of the Employer or encourage any customer or client of the Employer to terminate its relationship with the Employer without the Employer’s prior written consent.  The obligations of Executive pursuant to this Section 10 shall survive the expiration or termination of this Agreement.

11.           FOREIGN CORRUPT PRACTICES ACT.

The Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides generally that:  under no circumstances will foreign officials, representatives, political parties or holders or public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or others hereunder.  When any representative, employee, agent, or other individual or organization associated with the Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between the Executive and any such person.  Failure by the Executive to comply in all material respects with the provisions of the FCPA (other than an inadvertent violation on the basis of advice from counsel to the Employer that the conduct in question is not a violation) shall constitute a material breach of this Agreement and shall entitle the Employer to terminate the Executive’s employment for Cause.

12.           CONSOLIDATION; MERGER; SALE OF ASSETS; CHANGE OF CONTROL.

Nothing in this Agreement shall preclude the Employer from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes this Agreement and all obligations and undertakings of the Employer hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Employer” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Executive and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

13.           SUCCESSORS; BINDING AGREEMENT.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive’s estate.  This Agreement shall not be assignable by the Employer and any such attempted assignment shall be null and void; provided however, that nothing herein shall preclude the Employer from entering into a merger, consolidation, reorganization change of entity solution of the Employer from a limited liability company to a corporation (“a Permissible Assignment”); and further provided that this Agreement shall be enforceable by the Executive against the Employer’s successor in any Permissible Assignment; and the Employer’s successor  in any Permissible Assignment shall be obligated to honor all of the representations, warranties and covenants of the Employer.

14.           SURVIVORSHIP.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.           MISCELLANEOUS.

15.1           NOTICES.  Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer or to Executive:

Andatee China Marine Fuel Services Corporation
Dalian Ganjingzi District, Dalian Wan Lijiacun
24F No.68 West Binhai Road, Unit C, Xigang District Dalian
People’s Republic of China

15.2           TAXES.  Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

15.3           INVENTIONS; WORK FOR HIRE.  Executive hereby agrees to assign and does hereby assign all of Executive’s right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements (collectively “Inventions”) conceived or made by Executive, whether alone or in concert with others whether patentable or subject to potential copyrights or not, except those that the Executive developed or develops entirely on Executive’s own time without using the equipment, supplies, facilities, or confidential or proprietary information of the Employer and provided that such Inventions are unrelated to the business of the Employer.  Executive agrees to promptly inform and disclose all Inventions to the Employer in writing and with respect to those Inventions that Executive is required to assign to the Employer hereunder to provide all assistance reasonably requested by the Employer in the preservation of its interests in the Inventions (such as by executing documents, testifying, etc.), such assistance to be provided at the Employer’s expense but without additional compensation to the Executive.  Executive agrees that any work prepared by the Executive during the Employment Period which work is subject to assignment under this paragraph and which is eligible for United States copyright protection or protection under the Universal Copyright Convention the Berne Copyright Convention and/or the Buenos Aires Copyright Convention, shall be a “work made for hire”.  In the event that any such work is deemed not to be a “work made for hire”.  Executive hereby assigns all right, title and interest in and to the copyright in such work to the Employer, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of the Employer’s copyright in such work, such assistance to be provided at the Employer’s expense but without any additional compensation to Executive.

15.4           GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws therein.

15.5           DISPUTE RESOLUTION AND ARBITRATION.  In the event that any dispute arises between the Employer and the Executive regarding or relating to this Agreement and/or any aspect of the Executive’s employment relationship with the Employer, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in Wilmington, Delaware. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein.  The parties hereby consent to the exclusive jurisdiction in the state and federal courts located in the state courts of Delaware, and the parties hereto submit to the personal jurisdiction of such courts for purposes of seeking such injunctive or equitable relief as set forth above.

15.6           HEADINGS.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

15.7           COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.8           SEVERABILITY.  If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

15.9           ENTIRE AGREEMENT AND REPRESENTATION.  This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof.  No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer’s assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive.  This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

By:	/s/ Bill Wen
Name: Bill Wen
Title: Chief Financial Officer

EXECUTIVE

/s/ An Fengbin
Name: An Fengbin
Title: Chief Executive Officer